Filed Pursuant to Rule 433

Registration No. 333-223414

Issuer Free Writing Prospectus dated March 27, 2018

UNUM THERAPEUTICS INC.

Free Writing Prospectus

This free writing prospectus relates to the shares of common stock of Unum Therapeutics Inc. (the “Company”) and should be read together with the preliminary prospectus dated March 19, 2018 (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-223414) relating to the offering of these securities. The most recent amendment to such Registration Statement, Amendment No.  1 to the Registration Statement, can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1622229/000119312518086716/0001193125-18-086716-index.htm

The following information updates the information contained in the Preliminary Prospectus:

We intend to list our common stock on The Nasdaq Global Select Market under the symbol “UMRX.”

Unum Therapeutics Inc. has filed a registration statement (including a prospectus, which is preliminary and subject to completion) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you are encouraged to read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained from the company or any underwriter participating in the offering if you request it from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by calling (631) 274-2806.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.